================================================================================


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934

                        Date of Report:  April 26, 1999

================================================================================

Exact Name of Registrant                 Commission           I.R.S. Employer
as Specified in Its Charter             File Number          Identification No.
---------------------------             -----------          ------------------

Hawaiian Electric Industries, Inc.         1-8503                99-0208097
Hawaiian Electric Company, Inc.            1-4955                99-0040500

================================================================================

                                State of Hawaii
              --------------------------------------------------
                (State or other jurisdiction of incorporation)


                  900 Richards Street, Honolulu, Hawaii 96813
           ---------------------------------------------------------
             (Address of principal executive offices and zip code)


Registrant's phone number, including area code:

           (808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
            (808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

                                     None
       -----------------------------------------------------------------
         (Former name or former address, if changed since last report)


================================================================================

Item 5.  Other Events

Earnings release
----------------

On April 27, 1999, Hawaiian Electric Industries, Inc. (HEI) issued the following news release:

HONOLULU -- Hawaiian Electric Industries, Inc. (NYSE-HE) today reported net income from continuing operations for the three months ended March 31, 1999 of $20.8 million, or 65 cents per share, compared with $22.8 million, or 72 cents per share, in the same quarter of 1998.

"Earnings were down for the first quarter, reflecting continued weakness in Hawaii's economy," said Robert F. Clarke, HEI chairman, president and chief executive officer. "Utility kilowatthour sales for the quarter were flat compared to a year ago. Although our utilities continue to cut costs wherever possible, it has become increasingly difficult to offset higher fixed costs such as depreciation expense. Our savings bank continues to perform well since the acquisition of Bank of America's Hawaii operations," said Clarke.

Electric utility net income in the first quarter was $17.1 million versus $19.3 million in the same period last year. Kilowatthour sales were flat. Higher residential and commercial air conditioning usage due to warmer weather helped to offset some of the impact of Hawaii's weak economy on kilowatthour sales. Cooling degree days on Oahu in the first quarter were 4% higher than the year before. Visitor arrivals in Hawaii through February remained level with the comparable period of 1998.

Savings bank net income in the first quarter was $8.5 million compared to $8.4 million in the same period last year. The bank's interest rate spread - the difference between the yield on earning assets and cost of funds - was 3.04% in the recent quarter versus 3.21% in the same period of 1998. The bank's average earning assets were up 3% compared to the same quarter of last year.

HEI will hold its annual meeting today at 9:30 a.m. in Honolulu, Hawaii to elect four directors and an independent auditor and to transact any other business that properly comes before the meeting.

HEI is a diversified holding company that delivers essential services to the people of Hawaii. Its core businesses are electric utilities and a savings bank. Other subsidiaries are involved in maritime freight transportation and independent power and integrated energy services projects in Asia and the Pacific.

Hawaiian Electric Industries, Inc. and subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                         Quarters ended            Twelve months ended
                                                                              March 31,                      March 31,
(in thousands, except per share amounts)                            1999           1988          1999             1998
----------------------------------------------------------------------------------------------------------------------
Revenues
Electric utility                                            $     237,791     $ 258,262       $  995,812    $1,092,029
Savings bank                                                      100,280       101,827          408,336       327,050
Other                                                              14,176        14,769           58,406        59,872
                                                            -------------    ----------     ------------    ----------
                                                                  352,247       374,858        1,462,554     1,478,951
                                                            -------------    ----------     ------------    ----------
Expenses
Electric utility                                                  196,890       215,701          820,022       916,309
Savings bank                                                       85,149        85,776          355,606       274,489
  Acquisition costs*                                                    -             -                -         4,056
Other                                                              16,176        16,920           64,709        64,589
                                                            -------------    ----------     ------------    ----------
                                                                  298,215       318,397        1,240,337     1,259,443
                                                            -------------    ----------     ------------    ----------

Operating income (loss)
Electric utility                                                   40,901        42,561          175,790       175,720
Savings bank                                                       15,131        16,051           52,730        48,505
Other                                                              (2,000)       (2,151)          (6,303)       (4,717)
                                                            -------------    ----------     ------------    ----------
                                                                   54,032        56,461          222,217       219,508
                                                            -------------    ----------     ------------    ----------
Interest expense--electric utility and other                      (17,888)      (17,609)         (70,803)      (64,057)
Allowance for borrowed funds used during construction                 640         1,616            4,939         6,279
Preferred stock dividends of electric utility subsidiaries           (627)       (1,508)          (5,124)       (6,190)
Preferred securities distributions of trust subsidiaries           (3,999)       (3,096)         (13,460)      (12,361)
Allowance for equity funds used during construction                 1,039         2,776            8,369        10,967
                                                            -------------    ----------     ------------    ----------
Income from continuing operations
   before income taxes                                             33,197        38,640          146,138       154,146
Income taxes                                                       12,443        15,821           53,575        59,716
                                                            -------------    ----------     ------------    ----------
Income from continuing operations                                  20,754        22,819           92,563        94,430
Discontinued operations, net of income taxes
  Loss from operations                                                  -          (596)         (13,002)       (5,428)
  Loss on disposal                                                      -             -            3,781             -
                                                            -------------    ----------     ------------    ----------
Loss from discontinued operations                                       -          (596)          (9,221)       (5,428)
                                                            -------------    ----------     ------------    ----------
Net income                                                  $      20,754     $  22,223       $   83,342    $   89,002
                                                            =============    ==========     ============    ==========
Per common share
    Basic earnings (loss) - Continuing operations           $        0.65     $    0.72       $     2.89    $     2.98
                          - Discontinued operations                   -           (0.02)           (0.29)        (0.17)
                                                            -------------    ----------     ------------    ----------
                                                            $        0.65     $    0.70       $     2.60    $     2.81
                                                            =============    ==========     ============    ==========
    Diluted earnings (loss) - Continuing operations         $        0.64     $    0.71       $     2.88    $     2.98
                            - Discontinued operations                 -           (0.02)           (0.29)        (0.17)
                                                            -------------    ----------     ------------    ----------
                                                            $        0.64     $    0.69       $     2.59    $     2.81
                                                            =============    ==========     ============    ==========
    Dividends                                               $        0.62     $    0.62       $     2.48    $     2.45
                                                            =============    ==========     ============    ==========
Weighted average number of common shares outstanding               32,153        31,958           32,062        31,621
                                                            =============    ==========     ============    ==========
Adjusted weighted average shares                                   32,236        32,092           32,164        31,724
                                                            =============    ==========     ============    ==========
Income from continuing operations by segment
    Electric utility                                        $      17,081     $  19,262       $   78,595    $   80,287
    Savings bank                                                    8,525         8,360           30,428        27,594
    Other                                                          (4,852)       (4,803)         (16,460)      (13,451)
                                                            -------------    ----------     ------------    ----------
Income from continuing operations                           $      20,754     $  22,819       $   92,563    $   94,430
                                                            =============    ==========     ============    ==========

* One-time expenses incurred by ASB related to the acquisition in December 1997 of most of Bank of America - Hawaii operations ($2.4 million after tax).

Income from continuing operations excluding acquisition costs                               $     92,563     $  96,872
                                                                                            ============    ==========
Basic earnings per common share from continuing operations excluding acquisition costs      $       2.89     $    3.06
                                                                                            ============    ==========

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI's Annual Report on SEC Form 10-K for the year ended December 31, 1998.

Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

Hawaii Electric Light Company, Inc. (HELCO) power situation

The following discussion updates the disclosure set forth in the Annual Report on Form 10-K for the year ended December 31, 1998 of HEI and HECO concerning the status of HELCO's efforts to provide additional generation on the island of Hawaii.

Background. In 1991, HELCO identified the need, beginning in 1994, for
----------
additional generation to provide for forecast load growth while maintaining a satisfactory generation reserve margin, to address uncertainties about future deliveries of power from existing firm power producers and to permit the retirement of older generating units. Accordingly, HELCO proceeded with plans to install at its Keahole power plant site two 20 megawatt (MW) combustion turbines (CT-4 and CT-5), followed by an 18 MW heat recovery steam generator (ST-7), at which time these units would be converted to a 58 MW dual-train combined-cycle
(DTCC) unit. In January 1994, the Public Utilities Commission of the State of Hawaii (PUC) approved expenditures for CT-4, which HELCO had planned to install in late 1994.

The timing of the installation of HELCO's phased DTCC unit at the Keahole power plant site has been revised on several occasions due to delays in (a) obtaining approval from the Hawaii Board of Land and Natural Resources (BLNR) of a Conservation District Use Permit (CDUP) amendment and (b) obtaining from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) a Prevention of Significant Deterioration/Covered Source permit (PSD permit) for the Keahole power plant site. The delays are primarily attributable to lawsuits, claims and petitions filed by independent power producers and other parties. Subject to satisfactory resolution of the CDUP amendment, PSD permit and other matters, HELCO's current plan continues to contemplate that CT-4 and CT-5 will be added to its system. HELCO has deferred plans for ST-7 to approximately 2006 or 2007, unless the Encogen facility (described below) is not placed in service as planned, and, in December 1998, removed ST-7 costs from construction work-in-progress as described below.

CDUP amendment. On July 10, 1997, the Third Circuit Court of the State of Hawaii
--------------
issued its Amended Findings of Fact, Conclusions of Law, Decision and Order addressing HELCO's appeal of an order of the BLNR, along with other consolidated civil cases relating to HELCO's application for a CDUP amendment. This decision allows HELCO to use its Keahole property as requested in its application. An amended order to the same effect was issued on August 18, 1997. Final judgments have been entered in all of the consolidated cases. Appeals with respect to the final judgments for certain of the cases have been filed with the Hawaii Supreme Court. Motions filed with the Third Circuit Court to stay the effectiveness of the judgments pending resolution of the appeals were denied in April and July 1998 (in response to a motion for reconsideration). In August 1998, the Hawaii Supreme Court denied nonhearing motions for stay of final judgment pending resolution of the appeals. Management believes that HELCO will ultimately prevail on appeal and that the final judgments of the Third Circuit Court will be upheld.

PSD permit. In November 1995, the EPA declined to sign HELCO's PSD permit for
----------
the combined-cycle unit. HELCO revised its permit application and, in 1997, the EPA approved a revised draft permit and the DOH issued a final PSD permit for HELCO's DTCC unit. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board (EAB) in December 1997.

On November 25, 1998, the EAB issued an Order Denying Review in Part and Remanding in Part. The EAB denied appeals of the permit that were based on challenges to (1) the DOH's use of a netting analysis (with respect to nitrogen oxide (NOx) emissions), (2) the DOH's determination of Best Available Control Technology (BACT) for control of sulfur dioxide emissions, and (3) certain aspects of the DOH's ambient air and source impact analysis. However, the EAB concluded that the DOH had not adequately responded to comments that had been made during the public comment period that data relating to certain ambient air concentrations were outdated or were measured at unrepresentative locations. The EAB remanded the proceedings and directed the DOH to reopen the permit for the limited purpose of (1) providing an updated air quality impact report incorporating current data on sulfur dioxide and particulate matter ambient concentrations and (2) providing a sufficient explanation of why the carbon monoxide and ozone data used to support the permit are reasonable representative, or performing a new air quality analysis based on data shown to be representative of the air quality in the area to be affected by the project. The EAB directed the

DOH to accept and respond to public comments on the DOH's decisions with respect to these issues and ruled that any further appeals of its decision would be limited to the issues addressed on remand. On March 3, 1999, the EAB issued an Order denying motions for reconsideration which had been filed by HELCO, the Keahole Defense Coalition (KDC) and Kawaihae Cogeneration Partners (KCP).

As a result of the EAB's decision on November 25, 1998 and its denial of all motions for reconsideration on March 3, 1999, there has been a further delay in HELCO's construction of CT-4 and CT-5. The actual length of the delay will depend on the actions needed to address the EAB's rulings, but is expected to delay installation until 2000 or early 2001. Despite this additional delay, HELCO believes that the PSD permit will eventually be obtained, and CT-4 and CT-5 will be built. Although management believes it has acted prudently with respect to this project, effective December 1, 1998, HELCO decided to discontinue, for financial reporting purposes, the accrual of an Allowance For Funds Used During Construction (AFUDC) on CT-4 and CT-5 (which would have been approximately $0.4 million after tax per month). The length of the delays to date and potential further delays were factors considered by management in its decision to discontinue the accrual of AFUDC.

HELCO determined that ST-7 would not be needed in the immediate future and, in December 1998, removed $0.8 million in costs accumulated against ST-7 from construction work-in-progress, writing off $0.6 million and reclassifying $0.2 million in costs to inventory.

Declaratory judgment actions.  In February 1997, KDC and three individuals
----------------------------
(Plaintiffs) filed a lawsuit in the Third Circuit Court of the State of Hawaii against HELCO, the director of the DOH, and the BLNR, seeking declaratory rulings with regard to five counts alleging that, with regard to the Keahole project, one or more of the defendants had violated, or could not allow the plant to operate without violating, the State Clean Air Act, the State Noise Pollution Act, conditions of HELCO's conditional use permit, covenants of HELCO's land patent and Hawaii administrative rules regarding standard conditions applicable to land permits. The Complaint was amended in March of 1998 to add a sixth count, claiming that an amendment to a provision of the land patent (relating to the conditions under which the State could repurchase the land) is void and that the original provision should be reinstated. Cross motions for summary judgment were denied without explanation by orders filed in March 1998. The court subsequently granted Plaintiffs' motion to clarify the issues involved in one count of the complaint, but HELCO does not believe that the court's ruling on this motion or related findings are significant with respect to the ultimate outcome of the case. In December 1998, the case was set for jury trial in May 1999. As a result of various motions which have been filed and ruled upon since that time, on April 12, 1999, the Court ruled that, because there were no remaining issues of fact in the case, the May 1999 trial date was vacated, no further discovery was authorized, and proceedings before the Court were suspended pending any further administrative action by the DOH and BLNR.

In summary, the status of the various counts in the KDC complaint are as follows:

1. Count I (State Clean Air Act): On April 5, 1999, the Court orally ruled that the DOH was within its discretionary authority in granting HELCO's requests for additional extensions of time to file its Title V air permit applications.

2. Count II (State Noise Pollution Act): At a hearing relating to Count II on February 16, 1999, the DOH notified the Court and the parties of a change in its interpretation of the noise rules promulgated under the State Noise Pollution Act. The change in interpretation would disadvantage HELCO's Keahole plant by applying the noise standard applicable to the emitter property (which the DOH claims to be 55 dBA (daytime) and 45 dBA (nighttime) standard) rather than the previously-applied noise standard of the receptor properties in the surrounding Agricultural Park (a 70 dBA standard).

    In response to the new position announced by the DOH, on February 23, 1999 HELCO filed a declaratory judgment action against the DOH, alleging that the noise rules were invalid on constitutional grounds. At a hearing on March 31, 1999, the Court granted KDC's motion to dismiss the new complaint and Plaintiffs' motion for reconsideration on Count II and ruled that the applicable noise standard was 55 dBA daytime and 45 dBA nighttime. The Court specifically reserved ruling on HELCO's claims or potential claims on estoppel and on the constitutionality of the noise rules "as applied" to HELCO's Keahole plant. Also on March 31, 1999, the Court granted in part and denied in part HELCO's motion for leave to file a cross-claim and a third-party complaint, stating that HELCO may file such motions on the "as applied" and "estoppel" claims once the DOH actually applies the 55/45 dBA noise standard to the Keahole plant.

    DOH has not yet formally applied the 55/45 dBA standard to the Keahole plant. On April 20, 1999, counsel for the DOH sent a letter to counsel for HELCO, reiterating DOH's "suggestion that HELCO apply for a variance or noise permit." The letter is not an express finding of any violation and does not constitute an enforcement action by the DOH. The letter states that "The Department expressly leaves open the question of the timing of any future formal requests for compliance or of any enforcement action that the Department may thereafter deem appropriate."

3. Count III (violation of CDUP): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to BLNR. (Should DOH find HELCO in violation of the noise rules (see Count II), BLNR would be called to act on the impact of such violation, it any, on the CDUP.) Discovery on this Count was suspended until May 3, 1999.

4. Count IV (violations of HELCO's land patent): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to BLNR. (Should DOH find HELCO in violation of the noise rules (see Count II), BLNR would be called to act on the impact of such violation, if any, on the land patent.) Discovery on this Count was suspended until May 3, 1999.

5. Count V (HELCO's ability to comply with land use regulations): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to BLNR for resolution of the administrative proceeding now pending before it. (See "BLNR petition." herein.)

6. Count VI (amendment of HELCO's land patent): At the March 31, 1999 hearing, the Court granted Plantiffs' motion for summary judgment, finding that a 1984 amendment was invalid because BLNR had failed to comply with the statutory procedure relating to amendments. The amendment was intended to correct an error in the original land patent with regard to the repurchase clause in the patent and to conform the language to the applicable statute, under which the State would have the right to repurchase the site (as opposed to an automatic reversion) if it were no longer used for utility purposes. While the Count is no longer an issue for trial, BLNR must address the status of the original land patent in light of the invalidity of the amendment.

If and when the DOH and BLNR/DLNR act on the issues relating to Counts II, III, IV and V,and depending upon their rulings, the KDC lawsuit may be moot. Meanwhile, HELCO intends to vigorously defend against the claims raised in this case and in related administrative actions and, based on the status of these matters to date, management believes the final resolution of these matters will not prevent it from constructing CT-4 and CT-5 at Keahole.

Two additional cases were filed in 1998. First, in March 1998, Plaintiff Ratliff filed a complaint for declaratory judgment against HELCO, the BLNR and the Department of Land and Natural Resources of the State of Hawaii (DLNR). The complaint alleges a violation of plaintiff's constitutional due process rights because the land use conditions (if any) which apply to HELCO's use of the Keahole site were determined administratively by the DLNR (through a letter issued to HELCO on January 30, 1998) rather than being decided by the BLNR in a contested case. Also filed with the complaint was a motion to stay enforcement of the DLNR letter, which motion was denied in April 1998. Second, in May 1998, Waimana Enterprises, whose subsidiary is a partner in KCP, filed a lawsuit in the Third Circuit Court of the State of Hawaii, asking for a declaration that the January 1998 DLNR letter is void and seeking an injunction to prevent HELCO from further construction until the Court or the BLNR, at a public hearing, determines what conditions and limitations apply and whether HELCO is in compliance with them. At a hearing on February 8, 1999, the parties agreed, and the Court orally ordered, the consolidation of the Ratliff lawsuit with the KDC lawsuit and the dismissal with prejudice of the Waimana lawsuit. Ratliff filed a motion for summary judgment with regard to the claims in her lawsuit and BLNR and DLNR, joined by HELCO, also filed a motion for summary judgment in that lawsuit. At the March 31, 1999 hearing, the Court granted the BLNR/DLNR motion and HELCO's joinder, finding that the January 30, 1998 letter was a ministerial function properly performed by DLNR.

IPP complaints.  Two independent power producers (IPPs), KCP and Enserch
--------------
Development Corporation (Enserch), filed separate complaints against HELCO with the PUC in 1993 and 1994, respectively, alleging that they are entitled to power purchase contracts to provide HELCO with additional capacity, which they claimed would be a substitute for HELCO's planned 58 MW DTCC unit at Keahole.

In September 1995, the PUC allowed HELCO to continue to pursue construction of and commit expenditures for the second combustion turbine (CT-5) and the steam recovery generator (ST-7) for its planned DTCC unit, but stated in its order that "no part of the project may be included in HELCO's rate base unless and until the project is in fact installed, and is used and useful for utility purposes." The PUC also ordered HELCO to continue negotiating with the IPPs and held that the facility to be built (i.e., either HELCO's or one of the IPP's) should be the one that can be most expeditiously put into service at "allowable cost."

The current status of the IPPs' PUC complaints, and of a complaint filed by Hilo Coast Power Company (HCPC) in April 1997, is as follows:

     Enserch complaint. On January 16, 1998, HELCO filed with the PUC an
     -----------------
     application for approval of a power purchase agreement for a 60 MW (net) facility and an interconnection agreement with Encogen, an Enserch affiliate, both dated October 22, 1997. The agreements were entered into following a settlement agreement between Enserch and HELCO and are subject to PUC approval. The parties to the proceeding include HELCO, Encogen and the Consumer Advocate. Motions to intervene filed by KCP, HCPC and one other IPP were denied by the PUC. KCP filed a notice of appeal, which was denied by the Hawaii Circuit Court of the First Circuit by written order filed on February 8, 1999. The Consumer Advocate filed a Statement of Position on December 11, 1998, in which it recommended that an evidentiary hearing be held, following additional discovery, to address its issues and concerns regarding the agreements. The parties signed an amendment to the power purchase agreement on January 14, 1999 which, in part, provides that either party may terminate the agreement if the PUC does not issue an order within eighteen (18) months (extended from twelve (12) months originally in the agreement) from the submission of the application. The PUC has established a schedule of proceedings in 1999 for approval of the agreement. The schedule provides the PUC with the opportunity to issue a decision within the amendment's six-month extension period, which ends on July 16, 1999. The parties have filed direct testimonies, final information requests (FIRs) and responses to FIRs. On April 9, 1999, HELCO filed a motion to strike certain portions of the Consumer Advocate's direct testimony and exhibits relating to the amount of AFUDC included in the avoided cost calculation for Encogen and on April 21, 1999, the PUC granted HELCO's motion to strike. Rebuttal testimonies are due on April 29, 1999 and the evidentiary hearing is scheduled to begin on May 4, 1999.

     KCP complaint. In January 1996, the PUC ordered HELCO to continue in good
     -------------
     faith to negotiate a power purchase agreement with KCP. In May 1997, KCP filed a motion for unspecified "sanctions" against HELCO for allegedly failing to negotiate in good faith. In June 1997, KCP filed a motion asking the PUC to designate KCP's facility as the next generating unit on the HELCO system and to determine the "allowable cost" which would be payable by HELCO to KCP. HELCO filed memoranda in opposition to KCP's motions. The PUC held an evidentiary hearing in August 1997. KCP filed two other motions, which HELCO opposed, to supplement the record. The PUC issued an Order in June 1998 which denied all of KCP's pending motions; provided rulings and/or guidance on certain avoided cost and contract issues; directed HELCO to prepare an updated avoided cost calculation that includes the Encogen agreement; and directed HELCO and KCP to resume contract negotiations. HELCO filed a motion for partial reconsideration with respect to one avoided cost issue. The PUC granted HELCO's motion and modified its order in July 1998. HELCO resumed negotiations with KCP in 1998 in compliance with the Order, but no agreement has been reached. HCPC complaint. In April 1997, HCPC filed a
                                  --------------
   complaint against HELCO with the PUC, requesting an immediate hearing on HCPC's offer for a new 20-year power purchase contract for its existing facility, which is proposed to be expanded from 22 MW to 32 MW. HCPC's existing power purchase agreement is scheduled to terminate at the end of 1999. The PUC converted the HCPC complaint into a purchased power contract negotiation proceeding. HCPC submitted a new proposal in the proceeding in February 1998 for a 30-year contract. An evidentiary hearing, which was limited to three issues affecting the calculation of avoided costs, including which of HELCO's planned unit additions could be deferred or displaced by a new power purchase agreement (PPA) with HCPC, was held in April 1998. On November 25, 1998, the PUC issued a Decision and Order in the HCPC complaint docket. The Decision and Order states that (1) "whether the next immediate unit is ultimately provided by Encogen at Hamakua or HELCO at Keahole, HCPC can negotiate to provide the increment of power following the next immediate unit", and "HELCO's sunk and parallel planning costs for CT-4 and CT-5 will not be part of the avoided cost calculation", and (2) the reconductoring of a transmission line to accept HCPC's proposed 32MWs would be of system-wide benefit, and the cost would not be included in the avoided cost calculation. The decision also addressed a system-modeling issue, and required that the avoided cost calculation be based on the same assumptions used in the last (April 1998) avoided cost calculation. The PUC directed that HCPC and HELCO continue to negotiate a power purchase agreement and by February 1, 1999 submit to the PUC either a finalized agreement or reports informing the PUC of the matters preventing the finalization of an agreement. The parties entered into negotiations but have not yet finalized an agreement. Status reports were filed by HCPC on February 1, 1999 and by HELCO on February 2, 1999 (HELCO had received a one-day extension). In its status report, HELCO requested a hearing with respect to the pricing and avoided cost issues. On February 24, 1999, the PUC issued an Order reopening the docket to further assist HELCO and HCPC in negotiating an agreement and giving each party an opportunity to file supplemental memoranda by March 12, 1999. On March 8, 1999, HELCO filed a Motion for Partial Reconsideration of the Order, stating that it would waive its right to a hearing if it were allowed to present oral arguments to the PUC. The PUC granted HELCO's motion, and oral arguments were held on March 25, 1999.

Management cannot determine at this time whether the PUC will approve the Encogen power purchase agreement or whether the negotiations with KCP or HCPC or related PUC proceedings will result in the execution and/or PUC approval of a power purchase agreement. Under HELCO's current estimate of generating capacity requirements, there is a need for capacity in addition to the capacity which might be provided by any one of the IPPs. Management cannot determine at this time the impact on its plans with regard to the installation of units CT-4 and CT-5 at the Keahole power plant site if power purchase contracts with two or more of the IPPs were to be negotiated, approved by the PUC and implemented.

BLNR petition.  On August 5, 1998, KDC filed with the BLNR a Petition for
--------------
Declaratory Ruling under Section 91-8, Hawaii Revised Statutes. The petition alleges that all conditions in Hawaii Administrative Rules 13-2-21 apply to HELCO's default entitlement to use its Keahole site, that the letter issued to HELCO by the DLNR in January 1998 was erroneous because it failed to incorporate all conditions applicable to the existing permits, and that the DOH issued three separate Notices of Violation (NOVs) to HELCO in 1992 and 1998 for violation of clean air rules, which NOVs constitute violations under the existing permits and render such permits null and void. The petition requests that the BLNR commence a contested case on the petition; that the BLNR determine that HELCO has violated the terms of its existing conditional use permits, causing such permits to be null and void; and that the BLNR determine that HELCO has violated the conditions applicable to its default entitlement, such that HELCO should be enjoined from using the Keahole property under such default entitlement. The BLNR requested that each of the parties submit statements of position on the issues and HELCO filed its statement in October 1998. The last of the responsive submissions of the parties was filed in December 1998. The matter has not yet been set before BLNR for a determination of whether a hearing will be held.

DOH Notice of Violation. In July 1998, the DOH issued an NOV to HELCO for items allegedly constituting unauthorized construction activity at the Keahole Generating Station prior to receipt of an effective PSD permit for CT-4 and CT-5. The NOV required HELCO to immediately halt construction activities on pipe rack foundations, a retaining wall and an oil/water separator, and imposed a fine of $48,800. HELCO complied with the stop work order on the designated items and paid the fine.

EPA Notice of Violation.  In September 1998, the EPA issued an NOV to HELCO
-----------------------
stating that HELCO violated the Hawaii State Implementation Plan by commencing construction activities at the Keahole generating station without first obtaining a final air permit. By law, 30 days after the NOV, the EPA may issue an order requiring compliance with applicable laws, assessing penalties and/or commencing a civil action seeking an injunction; however, no order has yet been issued. HELCO has put the EPA on notice that certain construction activities not affected by the NOV are continuing, and has received approval to proceed with certain construction activities. However, HELCO has halted work on other construction activities at Keahole until further notice is provided or approval is obtained from the EPA, or until the final air permit is received.

Costs incurred.  If it becomes probable that CT-4 and/or CT-5 will not be
--------------
installed, HELCO may be required to write-off a material portion of the costs incurred in its efforts to put these units into service. As of March 31, 1999, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service amounted to $76.1 million, including approximately $31.2 million for equipment and material purchases, approximately $23.4 million for planning, engineering, permitting, site development and other costs and approximately $21.5 million for AFUDC accrued through November 30, 1998, after which HELCO stopped accruing AFUDC (see discussion under "PSD Permit" above).

Contingency planning.  In June 1995, HELCO filed with the PUC its generation
--------------------
resource contingency plan detailing alternatives and mitigation measures to address the delays that have occurred in obtaining the permits necessary to construct its combined-cycle unit at Keahole. Actions under the plan have helped HELCO maintain its reserve margin and reduce the risk of near-term capacity shortages. In January 1996, the PUC opened a proceeding to evaluate HELCO's contingency resource plan and HELCO's efforts to insure system reliability. HELCO has filed reports with the PUC from time to time updating the contingency plan and the status of implementing the plan. The most recent update was filed on March 1, 1999. Due to the delays in adding new generation, and the expiration of the HCPC power purchase contract for 22 MW at the end of 1999, HELCO's reserve margin (based on firm capacity without considering as-available resources such as wind and run-of-the-river hydroelectric generators) in 2000 will be less than the margin called for by generation planning criteria until new generation is added. The addition of new generation is not expected to occur until April 2000, at the earliest. As a result, HELCO will have sufficient generation to cover projected monthly system peak loads with units on scheduled maintenance, but may not always have enough reserve margin to make up for the unexpected outage of one of its largest generation units beginning in January 2000 until new generation is added.

Maui Electric Company, Limited (MECO) rate request
--------------------------------------------------

In January 1998, MECO filed a request with the PUC to increase rates by 15.3%, or $22.4 million in annual revenues, based on a 12.75% return on average common equity (ROACE) and a 1999 test year, primarily to recover the costs related to the addition of generating unit M17 in late 1998. In November 1998, MECO revised its requested increase to 11.9%, or $16.4 million in annual revenues, based on a 12.75% ROACE. In December 1998, MECO received an interim decision and order (D&O) from the PUC, effective January 1, 1999, authorizing an 8.5%, or $11.7 million, increase in annual revenues (subject to refund with interest, pending the final outcome of the case), based on a ROACE of 11.12%, which was the ROACE authorized in MECO's prior rate case.

In April 1999, MECO received an amended final D&O from the PUC which authorized an 8.2%, or $11.3 million, increase in annual revenues, based on a 1999 test year and a 10.94% ROACE. The amended final D&O required a refund to customers because MECO had previously received under the interim D&0 an interim increase of $11.7 million in annual revenues, or $0.4 million annually in excess of the amount that was finally approved. MECO will refund with interest the excess amounts collected since January 1, 1999, which amounted to approximately $0.1 million.

In March 1999, the PUC issued a D&O denying MECO's request to include $0.8 million in its rate base for exhaust flow enhancers, which were provided as part of a settlement for a warranty claim. MECO wrote-off the $0.8 million in the first quarter of 1999.

China project
-------------

In September 1998, HEI Power Corp. (HEIPC), through a wholly owned subsidiary's 80% ownership of a Mauritius Company, acquired an effective 60% interest in a joint venture, Baotou Tianjiao Power Co., Ltd. (Tianjiao), formed to design, construct, own, operate and manage a 200 MW coal-fired power plant to be located inside Baotou Iron & Steel (Group) Co., Ltd.'s (BaoSteel's) complex in Inner Mongolia, People's Republic of China. BaoSteel, a state-owned enterprise and the fifth largest steel company in China, is a 25% partner in the joint venture and will purchase all the electricity generated. Ownership of the plant will be transferred, without charge, to BaoSteel in approximately 20 years. Construction has commenced and unit 1 is expected to be on line by the end of 2000 and unit 2 six months thereafter. As of March 31, 1999, the HEIPC Group had invested $16 million and is committed to invest up to an additional $84 million toward the China project.

HEI is currently arranging, on behalf of HEIPC, for the issuance by one or more U.S. banks of standby letters of credit totaling up to approximately $65 million. The letters of credit are in support of the Tianjiao project and will secure a portion of the payments that will be due to the project's construction contractor upon the completion of each of the two units comprising the power plant. The letters of credit will not shift the construction risk for the project, which remains with the contractor. It is anticipated that the letters will be drawn against only if Tianjiao fails to pay after testing and acceptance of the units.

                                                                  HEI EXHIBIT 12


Hawaiian Electic Industries, Inc.

Computation of Ratio of Earnings to Fixed Charges

The following tables set forth the ratio of earnings to fixed charges for HEI and its subsidiaries for the periods indicated.

                                     Years Ended December 31,
                                --------------------------------------
                                                                      Three Months Ended
                                1994    1995    1996    1997    1998    March 31, 1999
                                ----    ----    ----    ----    ----    --------------
 Ratio of Earnings to Fixed
 Charges, excluding interest
 on ASB deposits
                                2.31    2.02    1.93    1.89    1.85         1.76
                                ====    ====    ====    ====    ====         ====

 Ratio of Earnings to Fixed
 Charges, including interest    1.73    1.60    1.56    1.58    1.47         1.43
 on ASB deposits                ====    ====    ====    ====    ====         ====
 ------------------------------------------------------------------------------------------

For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent the sum of (i) pretax income from continuing operations (excluding undistributed net income or net loss from less-than-fifty-percent-owned persons) and (ii) fixed charges (excluding capitalized interest). "Fixed charges" are calculated both excluding and including interest on ASB's deposits during the applicable periods and represent the sum of (i) interest, whether capitalized or expensed, but excluding interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statements of income,
(ii) amortization of debt expense and discount or premium related to any indebtedness, whether capitalized or expensed, (iii) the interest factor in rental expense, (iv) the preferred stock dividend requirements of HEI's subsidiaries, increased to an amount representing the pretax earnings required to cover such dividend requirements and (v) the preferred securities distribution requirements of trust sudsidiaries.

Item 7. Financial Statements and Exhibit

(c) Exhibits.
HEI Exhibit 12   Computation of Ratio of Earnings to Fixed Charges (filed herein as page 10)
HEI Exhibit 23   Consent of KPMG LLP in connection with Registration Statement on Form S-3 (Regis. No. 333-73225)

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.        HAWAIIAN ELECTRIC COMPANY, INC.
                  (Registrant)                              (Registrant)


/s/ Robert F. Mougeot                     /s/ Paul Oyer
---------------------------------         -----------------------------------
Robert F. Mougeot                         Paul A. Oyer
Financial Vice President and              Financial Vice President and
 Chief Financial Officer of HEI            Treasurer of HECO
(Principal Financial Officer of HEI)      (Principal Financial Officer of HECO)

Date:  April 26, 1999                     Date:  April 26, 1999